Exhibit 10.1

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of December 18, 2019, by and between the undersigned holder (“Shareholder”) of common stock, par value $3.00 per share (“Company Common Stock”) of Bank of Akron, a New York-chartered nonmember bank (the “Company”), and CNB Financial Corp., a Pennsylvania corporation (“CNB”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, CNB, CNB Bank, a Pennsylvania-chartered nonmember bank and wholly owned subsidiary of CNB (“CNB Bank”), and the Company are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which the Company will merge with and into CNB Bank, with CNB Bank as the surviving bank (the “Merger”) in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock with respect to which Shareholder subsequently acquires beneficial ownership during the term of this Agreement, including the right to acquire beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) through the exercise of any stock options, warrants or similar instruments, being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of CNB to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of the Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote or consent, except as otherwise agreed to in writing in advance by CNB, Shareholder shall:

(a)

appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum unless he or she is unable to do so for reasons beyond his or her reasonable control; and

(b)

vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has the right to vote, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that materially impedes, interferes or is inconsistent with, delays, postpones, discourages or materially and adversely affects consummation of the transactions contemplated by the Merger Agreement or of this Agreement.

Section 2. No Transfers. While this Agreement is in effect, Shareholder agrees not to sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other legally-binding arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares that is inconsistent with the Merger Agreement or the transactions contemplated thereby, except the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (d) such transfers as CNB may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void, or (e) transfers pursuant to the Merger Agreement.

Section 3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with CNB as follows:

(a)	Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)

This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by CNB, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)

The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other legally-binding obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject.

(d)

Except as set forth on Schedule 1, Shareholder is the record and beneficial owner of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances. Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares (other than shares of capital stock subject to stock options or warrants over which Shareholder will have no voting rights until the exercise of such stock options or warrants). Shareholder has the right to vote the Shares and none of the Shares are subject to any voting trust or other legally-binding agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint CNB with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, only if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of the Company taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

Section 5. No Solicitation. Except to the extent inconsistent with any fiduciary duty or other obligation of Shareholder, whether contractual or pursuant to any applicable law, from and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, solely in his or her capacity as a shareholder of the Company (and not in any other capacity), shall not, nor shall Shareholder authorize any partner, officer, director, advisor or representative of, Shareholder or any of his or her affiliates to, (a) knowingly initiate, solicit, induce or encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes an Acquisition Proposal, (b) knowingly furnish, or otherwise afford access, to any person (other than CNB) any information or data with respect to the Company and relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal (other than the Merger Agreement) that is inconsistent with the Merger Agreement, (d) knowingly solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) that is inconsistent with the Merger Agreement or otherwise knowingly encourage or assist any party in taking or planning any action that would materially adversely affect the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of the Company’s shareholders with respect to an Acquisition Proposal that is inconsistent with the Merger Agreement, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal that is inconsistent with the Merger Agreement.

Section 6. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to CNB if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, CNB will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that CNB has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CNB’s seeking or obtaining such equitable relief. Any provision of this Agreement to the contrary notwithstanding, no party shall be liable to the other party for any consequential, punitive or other similar damages incurred by the other party for a breach of any obligation, representation or warranty contained herein or otherwise with respect to this Agreement.

Section 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated upon the earlier to occur of: (a) the Effective Time or (b) in the event that the Merger Agreement is terminated in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

Section 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be (a) effective unless expressly set forth in a writing signed by the party granting such waiver, or (b) deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of the Company.

Section 11. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard for conflict of law provisions.

Section 12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by reputable courier (providing proof of delivery) to CNB in accordance with Section 9.04 of the Merger Agreement and to each Shareholder at its address set forth on Exhibit A attached hereto (or at such other address for a party as shall be specified by like notice).

(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CNB FINANCIAL CORP.

By:
Name:
Title:

SHAREHOLDER

Name:

[Signature Page to Voting Agreement]

EXHIBIT A

NAME AND ADDRESS OF SHAREHOLDER	SHARES OF BANK OF AKRON COMMON STOCK BENEFICIALLY OWNED

[Signature Page to Voting Agreement]